EMPLOYMENT AGREEMENT

AGREEMENT, dated as of December 14, 2012 (the “Agreement”), between The Gymboree Corporation (the “Company”), Giraffe Holding, Inc. (“Parent,”) and Mark Breitbard (the “Executive”) and effective as of a mutually agreeable date not later than January 15, 2013 (the “Effective Date”). In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.           Employment, Duties and Agreements.

(a)          Position. The Company and the Executive hereby agree that during the employment period described in Section 4 hereof (the “Employment Period”), the Executive will serve as the Company’s Chief Executive Officer, as a member of the Company’s Board of Directors (the “Board”), and in such other positions and capacities consistent with his position as may be requested by the Board from time to time. The Executive shall have such duties and responsibilities as are consistent with the Executive’s positions. During the Employment Period, the Executive shall report only to the Board and shall act in accordance with all reasonable instructions, directions and approvals of the Board of the Company and all applicable policies and rules of the Company. All employees of the Company and its subsidiaries will report, directly or indirectly, to the Executive.

(b)          Duties. During the Employment Period, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company.

(c)          Other Activities. During the Employment Period, the Executive may not, without the prior written consent of the Board, directly or indirectly, operate, participate in the management, operations or control of, or act as an executive, officer, consultant, agent or representative of, any type of business or service (other than in the performance of his duties hereunder); provided that it shall not be a violation of the foregoing for the Executive to (i) manage his personal, financial and legal affairs, (ii) reasonably engage in charitable endeavors, (iii) serve on the board of directors of one or more non-profit entities or (iv) with the prior written consent of the Board, serve on the board of directors of one or more for-profit entities, so long as, in each such case, such activities do not unduly interfere with the performance of his duties and responsibilities to the Company as provided hereunder.

2.           Compensation.

(a)          Base Salary. During the Employment Period, the Company shall pay the Executive, pursuant to the Company’s normal and customary payroll procedures, a base salary at the rate of $850,000 per annum (as such amount may be increased (but not decreased) from time to time, in the sole discretion of the Board, the “Base Salary”).

(b)          Annual Bonus. In addition to the Base Salary, the Executive shall be eligible to earn an annual cash bonus (the “Annual Bonus”) in each fiscal year during the Employment Period, with a target Annual Bonus of 100% of Base Salary (which will be paid if such targets are fully achieved), a maximum payment equal to 200% of Base Salary, and a minimum payment in the event that performance objectives are achieved at a threshold level, with the actual payout, in each case, based on actual achievement against performance objectives established by the Board following good faith consultation with the Executive. Any Annual Bonus for a fiscal year shall be paid as soon as practicable following the completion of the Company’s audited financial statements for such fiscal year and in all events during the calendar year in which the applicable fiscal year ends, provided that Executive is employed by the Company on the date of payment.

(c)          Signing Bonus. The Company shall pay Executive a one-time signing bonus in an amount equal to $1,000,000 on the first regularly scheduled payroll date following the Effective Date. Notwithstanding the foregoing, if (i) the Executive terminates his employment without Good Reason (other than by reason of death or Disability) or (ii) the Company terminates the Executive’s employment for Cause, in either case, prior to the twelve (12) month anniversary of the Effective Date, the Executive shall be required to repay to the Company the full amount of the signing bonus within thirty (30) days following the Date of Termination (as defined in Section 4(b)).

(d)          Equity Grants. As soon as reasonably practicable following the Effective Date, Parent shall make the equity grants to the Executive as set forth below.

(i)          Restricted Units. Parent shall grant to the Executive restricted units (the “Restricted Units”) of Parent common stock (with each unit (“Unit”) comprised of nine shares of Class A common stock of Parent and one share of Class L common stock of Parent) with a fair market value (as determined by the Board of Directors of Parent in good faith) of $1,000,000 on the date of grant. The Restricted Units shall vest in equal installments on each of the first three anniversaries of the Effective Date. For purposes of any repurchase right in respect of the Restricted Units under the Amended and Restated Stockholders Agreement among Parent, the Company and certain other parties dated December 23, 2011, as from time to time amended (the “Stockholders Agreement”), the “price paid” for each such Restricted Unit will be deemed to be the fair market value of such Restricted Unit on the date of grant, as set forth herein.

(ii)         Options. Parent shall grant to Executive options (the “Options”) to purchase 200,000 Units with an exercise price equal to the fair market value of a Unit on the date of grant. The Options shall vest in equal installments on each of the first five anniversaries of the Effective Date.

(iii)        Equity Documents. The specific terms and conditions governing all aspects of the Restricted Units and the Options shall be governed by Parent’s 2010 Equity Incentive Plan (as such plan may be amended from time to time, the “Plan”) and the Restricted Unit Agreement and Option agreement thereunder, as applicable (such agreements, together with the Plan, the “Equity Agreements”). The parties recognize and agree that the Restricted Units, any Units purchased upon the exercise of the Options and any other purchased or issued Units will be subject to the Stockholders Agreement.

(A)         Modifications to Stockholders Agreement. For all purposes of the Stockholders Agreement, (i) the Executive will not be deemed to “Compete” (as defined in the Stockholders Agreement) if he violates Section 7(a) or 7(c) of this Agreement unless such violation is material, (ii) “Fair Market Value” (as defined in the Stockholders Agreement) with respect to all Equity Interests (as defined in the Stockholders Agreement) held by the Executive shall be determined without regard to any minority interest or marketability discount and (iii) notwithstanding anything to the contrary in Section 5.3 of the Stockholders Agreement, in lieu of accepting the promissory note contemplated by such Section 5.3, the Executive may elect (which such election shall be binding on the Company) to have his Management Call Group (as defined in the Stockholders Agreement) continue to hold the Management Shares (as defined in the Stockholders Agreement) until such time as the Company may repurchase such Shares for cash pursuant to the Stockholders Agreement without constituting, resulting in or giving rise to a breach or violation of the terms or provisions of, or resulting in a default, event of default or right or cause of action under, any guarantee, financing or security agreement, indenture or document entered into by the Company or any of its subsidiaries and in effect on such date in respect of indebtedness for borrowed money or any debt security, would be prohibited under Section 160 of the General Corporation Law of the State of Delaware (the “DGCL”), or otherwise violating the DGCL (or if the Company or any such subsidiary reincorporates in another jurisdiction, the applicable business corporation law of such jurisdiction); provided that the period during which the Company may exercise its repurchase rights under the Stockholders Agreement shall be tolled during any period during which the Executive has made an election pursuant to this clause (iii) and that, if any Management Shares are repurchased from the Executive or his Management Call Group after such period pursuant to the Stockholders Agreement, Fair Market Value will be determined as of time the Management Call Notice (as defined in the Stockholders Agreement) is sent following such period.

(B)         Modifications to Plan. Notwithstanding anything in the Plan or and award agreement under the Plan, (i) the determination of whether the Executive has incurred a “Disability” will be determined by applying the definition of “Disability” set forth herein, (ii) Sections 6(a)(5) and 11(b) of the Plan shall not apply to the Restricted Units, the Options or any other equity awards issued to the Executive under the Plan, and (iii) the exercise price of all Options (and all other options that may be issued to the Executive from time to time) shall be appropriately adjusted pursuant to Section 7(b) of the Plan and consistent with the requirements of Section 409A of the Code in the event that Parent declares and pays any extraordinary dividend; provided that in no case will the exercise price of any such Option or option be reduced below the amount that is 25% of fair market value of a unit of Parent’s common stock as of immediately following the payment of such extraordinary dividend.

(iv)        Change of Control. In the event of a Change of Control (as defined in the Stockholders Agreement), the Restricted Units and the Options, unless earlier terminated or forfeited and to the extent not otherwise vested, will become fully vested immediately prior to such Change of Control; provided that, for the avoidance of doubt, in no event shall an Initial Public Offering (as defined in the Stockholders Agreement) constitute a Change of Control. In addition, if the Executive’s employment is terminated pursuant to Section 3(a), (b), (d) or (f) within 90 days prior to a Change of Control, the Options will become fully vested as of date of the Change of Control.

(e)          Piggyback Registration Rights. The Executive will be entitled to the rights afforded to a Holder (as defined in the Registration Rights Agreement) under Section 3.2 of the Amended and Restated Registration and Participation Rights Agreement by and among, Parent, the Company and certain other parties dated December 23, 2011 (the “Registration Rights Agreement”) with respect to all outstanding Registrable Securities held by him at the time he exercises such rights, subject to Article 3 of the Registration Rights Agreement.

(f)          Employee Benefits and Vacation. During the Employment Period the Executive and, where applicable, his spouse and dependents shall be eligible to participate in all benefit plans of the Company (including the Company’s vacation policy) that are made available generally to other senior executive officers of the Company, subject to the terms of such plans.

(g)          Reimbursement of Business Expenses. The Company shall reimburse the Executive for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

(h)          Legal Expenses. The Company will reimburse the Executive up to $20,000 for reasonable expenses relating to legal advice obtained by him in connection with the negotiation and execution of this Agreement.

3.           Employment Period.

The Employment Period shall commence on the Effective Date and shall continue until the earliest to occur of any one of the following events (at which time the Employment Period shall be terminated):

(a)          Death. The Executive’s employment hereunder shall terminate upon his death.

(b)          Disability. The Company shall be entitled to terminate the Executive’s employment hereunder for “Disability,” which shall mean a physical or mental incapacity or disability which has rendered the Executive unable to perform the Executive’s material duties for a period of one hundred eighty (180) days in any twelve-month period, as determined by a medical physician selected by the Company and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld).

(c)          Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the term “Cause” shall mean: (i) the conviction of (or plea of nolo contendere by) the Executive for a felony or a crime involving moral turpitude; (ii) the commission by the Executive of theft, fraud, embezzlement, material breach of trust or any material act of dishonesty involving the Company or its subsidiaries or affiliates; (iii) a material breach by the Executive in the performance of his duties and responsibilities, following written notice to the Executive and a thirty (30) day opportunity to cure; (iv) a significant violation by the Executive of the code of conduct of the Company or its subsidiaries or affiliates or of any statutory or common law duty of loyalty to the Company or its subsidiaries or affiliates; or (v) a material breach by the Executive of this Agreement, following (but only if such material breach is susceptible to cure by the Executive) written notice to the Executive and a thirty (30) day opportunity to cure.

(d)          Without Cause. The Company may terminate the Executive’s employment hereunder during the Employment Period without Cause.

(e)          Without Good Reason. The Executive may voluntarily terminate his employment hereunder without Good Reason, provided that the Executive provides the Company with notice of his intent to terminate his employment at least thirty (30) days in advance of the Date of Termination (as defined in Section 4 below).

(f)          For Good Reason. The Executive may terminate his employment hereunder for Good Reason. For purposes of this Agreement, “Good Reason” shall mean: (i) the material reduction of the Executive’s authority, duties or responsibilities relative to the Executive’s authority, duties or responsibilities in effect immediately prior to such reduction; (ii) a material reduction by the Company in the Base Salary or target bonus opportunity (as a percentage of the Base Salary), as the case may be, in effect immediately prior to such reduction; (iii) a change in the Executive’s geographic work location from the location of Executive’s then current position by more than forty (40) miles or (iv) a material breach of the Agreement by the Company or Parent; provided that no event described herein shall constitute Good Reason unless (A) Executive has given the Company written Notice of Termination in accordance with Section 4(a), setting forth the conduct that is alleged to constitute Good Reason, within ninety (90) days of the first date on which Executive has knowledge of such event or conduct, and (B) Executive has provided the Company at least thirty (30) days following the date on which such notice is provided to cure such conduct and the Company has failed to do so.

4.           Termination Procedure.

(a)          Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive during the Employment Period (other than a termination on account of the death of Executive) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 11(a).

(b)          Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 3(b), on the date the Executive receives Notice of Termination from the Company, (iii) if the Executive voluntarily terminates his employment without Good Reason, the date specified in the notice given pursuant to Section 3(e) herein which shall not be less than thirty (30) days after the Notice of Termination, (iv) if the Executive terminates his employment for Good Reason in accordance with 3(d), on the day following the expiration of the cure period, and (v) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date agreed upon by the parties.

5.           Termination Payments.

(a)          Without Cause or for Good Reason. In the event the Employment Period terminates under this Agreement as a result of the Company terminating the Executive’s employment without Cause or the Executive terminating his employment for Good Reason, the Executive shall be entitled to the following payments and benefits:

(i)          Accrued Obligations. The Company shall pay Executive: (A) unpaid Base Salary through the Date of Termination within thirty (30) days of the Date of Termination; (B) unreimbursed business expenses in accordance with Section 2(f); (C) all vacation time that has accrued in accordance with the Company’s vacation policy but remains unused within thirty (30) days of the Date of Termination; and (D) all vested payments and benefits under any applicable employee benefit plans, which shall be paid pursuant to the terms of such plans ((A) through (D) collectively, the “Accrued Obligations”); and (C) any Annual Bonus for the fiscal year prior to the Date of Termination if the Date of Termination occurs after the applicable fiscal year ends but before the Annual Bonus is paid, which shall be paid in accordance with the timing set forth in Section 2(b) (the “Accrued Bonus”).

(ii)         Severance Pay. The Company shall pay to Executive the following as severance benefits:

(A) 1.5 times the sum of Executive’s Base Salary, which shall be paid in equal installments over an eighteen (18)-month period (with the first such payment payable in arrears following the date the Release (as defined below) becomes effective) in accordance with the Company’s standard payroll practices;

(B) a pro-rated (based on the period of time worked between the first day of the fiscal year and the Date of Termination) Annual Bonus for the fiscal year in which the Date of Termination occurs in an amount not to exceed 100% of the target Annual Bonus (based on actual performance as determined by the Board), which amount shall be paid in accordance with the timing set forth in Section 2(b); provided that for purposes of determining the amount of such pro-rated Annual Bonus all performance objectives based on individual, rather than Company, performance, if any, shall be deemed to be achieved at 100% (the “Pro-Rated Bonus”);

(C) the Annual Bonuses the Executive would have received (determined based on Company performance) in accordance with Section 2(b) had he remained employed for the eighteen (18)-month period immediately following the Date of Termination (assuming entitlement to a pro-rated Annual Bonus for any partial fiscal year during such period), which shall be paid for each fiscal year in accordance with the timing set forth in Section 2(b) for each Annual Bonuses (or pro-rated portion thereof); provided that if the Date of Termination occurs within 90 days prior to or within 18 months following a Change of Control (as defined in the Stockholders Agreement), in lieu of the foregoing the Executive shall be entitled to an amount equal to 1.5 times the Executive’s target bonus for the applicable fiscal year in which the Date of Termination occurs, which such amount shall be payable according to the same payment schedule described above; and

(D) if the Executive elects COBRA coverage within the period required by law, reimbursement for the full cost of COBRA premiums for eighteen (18) months following the Date of Termination.

(iii)        Accelerated Vesting of Equity. (A) All unvested Restricted Units described in Section 2(d) will become fully vested as of the Date of Termination and (B) a pro-rated portion of the Options (based on the period of time worked between the first day of the applicable vesting period and the Date of Termination) will become vested as of the Date of Termination (the “Pro-Rated Vesting”).

(iv)        Release and Compliance with Restrictive Covenants. The payments and benefits provided under Section 5(a)(ii) and 5(a)(iii) are subject to and conditioned upon the (A) Executive executing a timely and valid general release and waiver (in substantially the form set forth in Exhibit A) (the “Release”); (B) the Executive delivering the executed Release to the Company within 45 days following the Date of Termination; (C) such Release and the waiver contained therein becoming effective; and (D) the Executive’s continued compliance with the restrictive covenants set forth in Section 7(b) and the Executive’s material compliance with the restrictive covenants set forth in Section 7(a) and (c). The Release required for payments and benefits in accordance with Section 5(a) creates legally binding obligations on the part of the Executive and the Company therefore advises the Executive to seek the advice of an attorney before signing it.  Notwithstanding anything to the contrary in this Agreement, if the Date of Termination occurs after November 1 of any year, the initial installment pursuant to clause (ii) above will be made not earlier than January 1 of the calendar year immediately following the Date of Termination.

(b)          Cause or Voluntarily Other than for Good Reason. If the Executive’s employment is terminated during the Employment Period by the Company for Cause or voluntarily by the Executive other than for Good Reason, the Company shall pay the Executive the Accrued Obligations in accordance with Section 5(a)(i) above.

(c)          Disability or Death. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death or Disability, (i) the Company shall pay the Executive or the Executive’s estate, as the case may be, (A) the Accrued Obligations and Accrued Bonus in accordance with Section 5(a)(i) above, and (B) the Pro-Rated Bonus, which shall be paid in accordance with the timing set forth in Section 2(b); and (ii) (A) all unvested Restricted Units described in Section 2(d) will become fully vested as of the Date of Termination, and (B) the Executive will be entitled to the Pro-Rated Vesting.

(d)          Treatment of Equity. The vesting and exercisability of the Restricted Units, the Options and other equity-based awards (if any) held by the Executive at termination and all other terms of such awards shall be governed by the Equity Agreements, any other applicable plan or award agreement and the Stockholders Agreement (as modified by Section 2(d)(iii) above).

(e)          No Other Severance. For the avoidance of doubt, upon a termination of the Employment Period for any of the reasons specified above, the Executive shall not be entitled to any other compensation, benefits or rights not expressly provided for in this Section 5 (including, without limitation, any severance benefits provided by the Company to its other senior executives) or expressly reserved under the Release, regardless of the time that would otherwise remain in the Employment Period had the Employment Period not been terminated, except as required by applicable law.

6.           Timing of Payments and Section 409A.

(a)          Specified Employee. Notwithstanding anything to the contrary in this Agreement, if at the time of the Executive’s termination of employment, the Executive is a “specified employee,” as defined below, any and all amounts payable under Section 5 on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, the date of the Executive’s death, except to the extent of amounts that do not constitute nonqualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(b)          Separation from Service. For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(c)          Separate Payments. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(d)          Reimbursements. Any reimbursements under this Agreement that would constitute nonqualified deferred compensation subject to Section 409A of the Code shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Executive’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

(e)          Section 409A. This Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Code and shall be construed consistently therewith. In any event, the Company makes no representations or warranties and will have no liability to the Executive or to any other person, if any of the provisions of or payments under this Agreement are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but that do not satisfy the requirements of that Section.

7.           Restrictive Covenants.

(a)          Confidential Information.

(i)          Generally. All Confidential Information, as defined below, which the Executive creates or to which the Executive has access as a result of his employment and other associations with (including his equity investment in) the Company is and shall remain the sole and exclusive property of the Company. The Executive agrees that, in except as required for the proper performance of his regular duties or as required by applicable law, he will not, directly or indirectly, use or disclose any Confidential Information. The Executive understands and agrees that this restriction shall continue to apply after the termination of the Employment Period, howsoever caused. Further, the Executive agrees to provide prompt notice to the Company of any required disclosure of Confidential Information sought pursuant to subpoena, court order or any other legal requirement and to provide the Company a reasonable opportunity to seek protection of the Confidential Information prior to any such disclosure.

(ii)         Definitions.

(A)         For purposes of this Agreement, “Confidential Information” means any and all information of the Company that is not generally known by others with whom the Company competes or does business, or with whom any of them plans to compete or do business, and any and all information, which, if disclosed by the Company, would assist in competition against it, including but not limited to (a) all proprietary information of the Company, including but not limited to the products and services, technical data, methods, processes, know-how, developments, inventions, and formulae of the Company, (b) the development, research, testing, marketing and financial activities and strategic plans of the Company, (c) the manner in which it operates, (d) its costs and sources of supply, (e) the identity and special needs of the customers, prospective customers and subcontractors of the Company, and (f) the people and organizations with whom the Company have business relationships and those relationships. Without limiting the generality of the foregoing, Confidential Information shall specifically include: (i) any and all vendor, supplier and purchase records, including without limitation the identity of contacts at any vendor, any list of vendors or suppliers, any lists of purchase transactions and/or prices paid; and (ii) any and all customer lists and customer and sales records, including without limitation the identity of contacts at purchasers, any list of purchasers, any list of sales transactions and/or prices charged by the Company. Confidential Information also includes any information that the Company may receive or has received from customers, subcontractors, suppliers or others, with any understanding, express or implied, that the information would not be disclosed. For the avoidance of doubt, “Confidential Information” shall not include any information (x) that has become publicly known other than through the Executive’s breach of this Agreement, (y) that has become generally known to and widely available for use within the industry, or (z) the disclosure of which is required by law or any judicial or administrative process.

(B)         For purposes of this Section 7, the term “Company” shall be deemed to include a reference to all parent and subsidiary entities and affiliates of the Company.

(b)          Non-Solicitation; No Hire. The Executive agrees that the Company would likely suffer significant harm from solicitation of employees of the Company, and by accepting the payments and benefits under this Agreement the Executive agrees that he will not, except as required for the proper performance of his regular duties, commencing on the Effective Date and continuing until the end of the 18-month period following the termination of his employment, whether on his own behalf or on behalf of any other entity or other person, either directly or indirectly hire, solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice any person who is then employed by or otherwise engaged to perform services for the Company to leave that employment or cease performing those services. The restrictions in this Section 7(b) shall not apply to any solicitation occurring solely by way of blanket mailing, published advertisement or equivalent electronic mailing or advertisement.

(c)          Proprietary Information.  The Executive agrees to deliver promptly to the Company upon termination of the Employment Period for any reason, or at any other time that the Company may so reasonably request, all documents (and all copies thereof), whether written, electronic, or in any other form, relating to the business of the Company, and all property associated therewith, which the Executive may then possess or have under his control. For the avoidance of doubt, the Executive’s address book shall not be deemed Company property. The Executive agrees that all sketches, drawings, samples, design samples, designs, patterns, methods, processes, techniques, themes, layouts, mechanicals, trade secrets, copyrights, trademarks, patents, ideas, specifications, business or marketing practices, concepts, strategies and techniques and other material or work product (“Intellectual Property”) created, developed or assembled, whether or not by the Executive, during the Executive’s employment with the Company, but only insofar as the Intellectual Property relates at the time of conception or reduction to practice to the Company’s business or to actual or demonstrably anticipated research or development of the Company, shall become the permanent and exclusive property of the Company to be used in any manner it sees fit, in its sole discretion and that all rights to Intellectual Property are vested in the Company. The Executive shall not communicate to the Company any ideas, concepts, or information of any kind (i) which were earlier communicated to the Executive in confidence by any third party, (ii) which the Executive knows or has reason to know is the proprietary information of any third party, or (iii) which is subject to any claim of proprietary interest by any third party. All Intellectual Property created or assembled in connection with and relating to the Executive’s employment with the Company shall be the permanent and exclusive property of the Company.  The Executive and the Company mutually agree that all Intellectual Property and work product created in connection with this Agreement, which is subject to copyright, shall be deemed to be “work made for hire,” and that all rights to copyrights shall be vested in the Company.  If for any reason the Company cannot be deemed to have commissioned “work made for hire,” and their rights to copyright are thereby in doubt, then the Executive agrees not to claim to be the proprietor of the work prepared for the Company, and to irrevocably assign to the Company, at the Company’s expense, all rights in the copyright of the work prepared for the Company.  The Executive further agrees to execute any documentation necessary to assign over or vest any Intellectual Property in the Company at the Company’s expense. The Company informs the Executive that his obligation to assign Intellectual Property to the Company shall not apply to any invention that qualifies fully under the provisions of California Labor Code Section 2870.

(d)          Enforcement. The Executive also agrees that breach of the provisions provided in this Section would cause the Company to suffer irreparable harm for which money damages would not be an adequate remedy and therefore, if the Executive breaches any of the provisions in this Section, the Company will be entitled to seek an injunction restraining the Executive from violating such provision without the posting of any bond. If the Company shall institute any action or proceeding to enforce the terms of any such provision, the Executive hereby waives the claim or defense that the Company has an adequate remedy at law and the Executive agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. Without limiting the foregoing, the Executive further agrees that, if the Executive fails to comply with Section 7(b), or in any material respect with Section 7(a) or (c), the Company shall have the immediate right to cease making any severance payments under Section 5(a)(ii).

8.           Indemnification; Directors and Officers’ Liability Insurance.

The Executive shall be entitled to all rights to indemnification by the Company and Parent under the Company’s and Parent’s Certificate of Incorporation or By-laws, as applicable, and such rights shall at no time be less favorable than those to which any other officer or director of the Company or Parent, as the case may be, is entitled. In addition, during the Employment Period and for the six year period therafter (or, if later, for the remaining period of the applicable statute of limitations), the Executive shall be entitled to the directors and officers’ liability insurance coverage that is no less favorable than that which the Company and the Parent provide generally to their other directors and officers, as may be amended from time to time for such directors and officers.

9.           Arbitration.

(a)          Demand for Arbitration. Notwithstanding anything to the contrary in the Plan, any dispute under this Agreement, the Equity Agreements or the Stockholders Agreement in respect of the breach thereof shall be settled by arbitration in California. The arbitration shall be accomplished in the manner described herein. Either party may serve upon the other party written demand that the dispute, specifying the nature thereof, shall be submitted to arbitration. Within ten (10) days after such demand is given in accordance with Section 10(a) hereof, each of the parties shall designate an arbitrator and provide written notice of such appointment upon the other party. If either party fails within the specified time to appoint such arbitrator, the other party shall be entitled to appoint both arbitrators. The two (2) arbitrators so appointed shall appoint a third arbitrator. If the two arbitrators appointed fail to agree upon a third arbitrator within ten (10) days after their appointment, then an application may be made by either party hereto, upon written notice to the other party, to the American Arbitration Association (the “AAA”), or any successor thereto, or if the AAA or its successor fails to appoint a third arbitrator within ten (10) days after such request, then either party may apply, with written notice to the other, to the Superior Court of California, San Francisco County, for the appointment of a third arbitrator, and any such appointment so made shall be binding upon both parties hereto.

(b)          Binding Effect. The decision of the arbitrators shall be final and binding upon the parties. The arbitration shall be conducted, to the extent consistent with this Section 9, in accordance with the then prevailing rules of commercial arbitration of the AAA or its successor. The arbitrators shall have the right to retain and consult experts and competent authorities skilled in the matters under arbitration, but all consultations shall be made in the presence of both parties, who shall have the full right to cross-examine the experts and authorities. The arbitrators shall render their award, upon the concurrence of at least two of their number, not later than thirty (30) days after the appointment of the third arbitrator. The decision and award shall be in writing, and counterpart copies shall be delivered to each of the parties. In rendering an award, the arbitrators shall have no power to modify any of the provisions of this Agreement, and the jurisdiction of the arbitrators is expressly limited accordingly. Judgment may be entered on the award of the arbitrators and may be enforced in any court having jurisdiction. The Company shall bear the costs of the arbitrators, but each party shall bear its own fees and expenses relating to the arbitration; provided that the Company will bear the fees and expenses of the Executive relating to the arbitration to the extent awarded by the arbitrators.

10.         Section 280G. If all, or any portion, of the payments provided under this Agreement, either alone or together with other payments or benefits which the Executive receives or is entitled to receive from the Company or an affiliate, would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then the Executive shall be entitled to receive (i) an amount limited so that no portion thereof shall fail to be tax deductible under Section 280G of the Code (the “Limited Amount”), or (ii) if the amount otherwise payable hereunder (without regard to clause (i)) reduced by the excise tax imposed by Section 4999 of the Code and all applicable federal, state and local employment and income taxes (all computed at the highest applicable marginal rate) is greater than the Limited Amount, the amount otherwise payable hereunder. If it is determined that the Limited Amount will maximize the Executive’s after-tax proceeds, payments and benefits shall be reduced to equal the Limited Amount in the following order: (i) first, by reducing cash severance payments, (ii) second, by reducing other payments and benefits to which Q&A 24(c) of Section 1.280G-1 of the Treasury Regulations does not apply, and (iii) finally, by reducing all remaining payments and benefits, with all such reductions done on a pro rata basis. All determinations made pursuant this Section 10 will be made by a nationally recognized accounting firm at the Company’s expense.

11.         Miscellaneous.

(a)          Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

The Gymboree Corporation

500 Howard Street

San Francisco, CA 94105

Attn: General Counsel

with a copy (which will not constitute notice) to:

Giraffe Holding, Inc.

c/o Bain Capital, LLC

200 Clarendon Street

Boston, MA 02116

Attention: Marko Kivisto

and an additional copy (which will not constitute notice) to:

Ropes & Gray LLP
Prudential Tower

800 Boylston St
Boston, MA 02199-3600
Attention: Loretta L. Richard, Esq.

If to Parent:

Giraffe Holding, Inc.

c/o Bain Capital, LLC

200 Clarendon Street

Boston, MA 02116

Attention: Marko Kivisto

and an additional copy (which will not constitute notice) to:

Ropes & Gray LLP
Prudential Tower

800 Boylston St
Boston, MA 02199-3600

Attention: Loretta L. Richard, Esq.

If to the Executive:

At his address on file in the Company’s records

or to such other address as any party hereto may designate by notice to the others.

(b)          Entire Agreement. This Agreement shall constitute the entire agreement among the parties hereto with respect to the Executive’s employment hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Executive’s employment (it being understood that the Options and Restricted Units shall be governed by the relevant Equity Agreements and Stockholders Agreement).

(c)          Amendment. This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(d)          Interpretation. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

(e)          Authority. The parties hereto hereby represent that they each have the authority to enter into this Agreement, and the Executive hereby represents to the Company that the execution of, and performance of duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Executive is a party.

(f)          Successors and Assigns. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive. The Company may assign this Agreement to, and only to, any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement (other than those provisions of this Agreement regarding equity awards) in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(g)          Severability. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

(h)          Tax Withholding. The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood, that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(i)          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to its principles of conflicts of law.

(j)          Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile of a signature shall be deemed to be and have the effect of an original signature.

(k)          Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MARK BREITBARD

/s/ Mark Breitbard
Name: Mark Breitbard

THE GYMBOREE CORPORATION

/s/ Jordan Hitch
Name: Jordan Hitch
Title: Secretary & Vice President

GIRAFFE HOLDING, INC.

/s/ Jordan Hitch
Name: Jordan Hitch
Title: Secretary & Vice President

[Signature Page to Mark Breitbard Employment Agreement]

EXHIBIT A

Form of Release

We advise you to consult an attorney before you sign this Release. You have until the date which is seven (7) days after the Release is signed and returned to The Gymboree Corporation to change your mind and revoke your Release. Your Release shall not become effective or enforceable until after that date.

In consideration for the payments and benefits provided under Section 5 of your Employment Agreement with The Gymboree Corporation and Giraffe Holding, Inc. dated as of December 14, 2012 (the “Agreement”) in connection with the termination of your employment (such payments and benefits collectively, the “Separation Payments”), by your signature below, you, for yourself and on behalf of your heirs, executors, agents, representatives, successors and assigns, hereby release and forever discharge The Gymboree Corporation, its past and present parent corporations, subsidiaries, divisions, subdivisions, affiliates and related companies (collectively, the “Company”) and the Company’s past, present and future agents, directors, officers, employees, representatives, assigns, stockholders, attorneys, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed herein, and their successors (hereinafter “those associated with the Company”) and with respect to any and all claims, demands, actions and liabilities, whether in law or equity, which you may have against the Company or those associated with the Company of whatever kind, including, but not limited to, those arising out of your employment with the Company or the termination of that employment. You agree that this Release covers, but is not limited to, claims arising under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act of 1993 and any local, state or federal law, regulation or order providing workers’ compensation benefits, restricting an employer’s right to terminate employees or otherwise regulating employment, enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith, or dealing with discrimination in employment on the basis of sex, race, color, national origin, veteran status, marital status, religion, disability, handicap, or age. You also agree that this Release includes claims based on wrongful termination of employment, breach of contract (express or implied), tort, or claims otherwise related to your employment or termination of employment with the Company and any claim for attorneys’ fees, expenses or costs of litigation.

This Release covers all claims based on any facts or events, whether known or unknown by you, that occurred on or before the date of this Release. You expressly waive all rights you might have under any law that is intended to protect you from waiving unknown claims and by your signature below indicate your understanding of the significance of doing so. Examples of released claims include, but are not limited to: (a) claims that in any way relate to your employment with the Company, or the termination of that employment, such as claims for compensation, bonuses, commissions, equity awards, lost wages, or unused accrued vacation or sick pay (other than expressly provided for under your Agreement); (b) claims that in any way relate to the design or administration of any employee benefit program; (c) claims that you have irrevocable or vested rights to severance or similar benefits (other than the Separation Payments) or to post-employment health or group insurance benefits (other than expressly provided for under your Agreement); (d) any claim, such as a benefit claim, that was explicitly or implicitly denied before you signed this Release; (e) any claim you might have for extra benefits as a consequence of payments you receive because of signing this Release; or (f) any claim to attorneys’ fees or other indemnities. Except to enforce this Release, you agree that you will never commence, prosecute, or cause to be commenced or prosecuted any lawsuit or proceeding of any kind against the Company or those associated with the Company in any forum and agree to withdraw with prejudice all complaints or charges, if any, that you have filed against the Company or those associated with the Company. You also agree that you have no right to obtain or receive any monetary damages or other relief of any kind as a result of any action or proceeding by you or by anyone else on you behalf regarding any claims covered by the above general release and, to the extent permitted by law, you agree that you will not seek or accept any monetary damages or other relief of any kind in any such action or proceeding.

Anything in this Release to the contrary notwithstanding, this Release does not include a release of: (i) any rights you have to the Separation Payments; (ii) any rights you may have to indemnification and/or advancement of legal expenses under any agreement, law, Company organizational document or policy, directors and officers insurance policy, or otherwise; (iii) any rights you may have to equity, compensation or benefits under the Company’s equity, compensation or benefit plans that were accrued and unpaid prior to the date hereof and payable hereafter; (iv) any rights or claims under the Age Discrimination in Employment Act or any other law that arise after you sign this Release; (v) your right to enforce this Release or any of the foregoing items described in this paragraph; (vi) claims that cannot be waived under applicable law; or (vii) claims arising after the date this Release is executed.

By signing this Release, you further agree as follows:

i.            You have read this Release carefully and fully understand its terms;

ii.         You have had at least 21 days to consider the terms of the Release;

iii.         You have seven days from the date you sign this Release to revoke it by written notification to the Company. After this seven-day period, this Release is final and binding and may not be revoked;

iv.         You have been advised to seek legal counsel and have had an opportunity to do so;

v.           You would not otherwise be entitled to the benefits provided under your Agreement had you not agreed to execute this Release; and

vi.         Your agreement to the terms set forth above is voluntary.

Mark Breitbard